Exhibit 99.1

Uranium Resources, Inc. Enters Into Exploration Agreement with Cameco Texas, Inc.

•  Three-phase option period provides for Cameco to earn up to 70% joint-venture interest; Requires $3.5 million investment in exploration activities
•  URI to be exploration operator
•  Phase One of exploration program to commence in summer of 2011

LEWISVILLE, Texas--(BUSINESS WIRE)--May 10, 2011--Uranium Resources, Inc. (NASDAQ: URRE) (“URI”) announced today that its subsidiary, URI, Inc., has entered into an exploration agreement with Cameco Texas, Inc. (”CTI”), a subsidiary of Power Resources, Inc., which is a subsidiary of Cameco (NYSE: CCJ). The exploration agreement provides for a three-phase, three-year exploration program on a large south Texas property on which URI obtained the previously announced exploration rights and lease option. CTI will fund the majority of the exploration costs. At the conclusion of the exploration program, the parties may enter into an operating joint venture to develop and produce any discovered uranium resources and reserves. The uranium would be processed at URI’s Kingsville Dome or Rosita processing facility, with CTI’s share of production being processed under a toll processing agreement with URI.

The initial area targeted for exploration, which will be known as the ‘Los Finados Project,’ consists of three priority parcels located within the large (53,500 acre) property in Kenedy County, Texas.

Don Ewigleben, President and CEO of URI, commented, “Texas is a key component of our strategy to grow value and this relationship with Cameco demonstrates our intent to grow our assets in the region and capitalize on our two processing facilities. The initial target area is considered highly prospective for uranium mineralization based on earlier water sampling tests. Having Cameco involved in the project not only confirms our expectations and our capabilities as an operator, but also provides us an excellent resource to rely upon in our exploration efforts.”

Under the terms of the exploration agreement, CTI can earn up to a 70% interest in the property in consideration for a $3.5 million investment in exploration and development expenses over the three-phase project.

During phases One and Two, URI and CTI would have joint decision-making authority and URI would serve as the exploration operator to execute the jointly-designed exploration program.

Mr. Ewigleben added, “We expect to begin our exploration drilling for Phase One this summer once the drilling plans and objectives are agreed upon by both parties.”

URI has the right of first refusal for a five-year period to participate with CTI in future property acquisitions in South Texas. In addition, both parties have first right of refusal should the other wish to convey their interests under the exploration agreement.

About Uranium Resources, Inc.
Uranium Resources Inc. explores for, develops and mines uranium. Since its incorporation in 1977, URI has produced over 8 million pounds of uranium by in-situ recovery (ISR) methods in the state of Texas where the Company currently has ISR mining projects. URI also has 183,000 acres of uranium mineral holdings and 101.4 million pounds of in-place mineralized uranium material in New Mexico and a NRC license to produce up to 1 million pounds of uranium per year. The Company has digitized over 18,800 drill logs representing nearly 23 million feet of hole drilled with an estimated replacement cost of $700 million. The Company acquired these properties over the past 20 years along with an extensive information database of historic mining logs and analysis. None of URI’s properties is currently in production.

URI’s strategy is to fully exploit its resource base in New Mexico and Texas, expand its asset base both within and outside of New Mexico and Texas, partner with larger mining companies that have undeveloped uranium or with junior mining companies that do not have the mining experience of URI, as well as provide restoration expertise to those that require the capability or lack the proficiency.

Uranium Resources routinely posts news and other information about the Company on its Web site at www.uraniumresources.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including but not limited to statements relating to the Company’s mineralized uranium materials, timing of receipt of mining permits, production capacity of mining operations planned for properties in South Texas and New Mexico, planned dates for commencement of production at such properties, revenue, cash generation and profits are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties include, but are not limited to, the spot price and long-term contract price of uranium, weather conditions, operating conditions at the Company’s mining projects, government regulation of the mining industry and the nuclear power industry, world-wide uranium supply and demand, availability of capital, timely receipt of mining and other permits from regulatory agents and other factors which are more fully described in the Company’s documents filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.

CONTACT:
Investor Contact:
Kei Advisors LLC
Deborah K. Pawlowski, 716-843-3908
dpawlowski@keiadvisors.com
or
Media Contact:
Uranium Resources, Inc.
Mat Lueras, 505-269-8317
Vice President, Corporate Development
mlueras@uraniumresources.com
or
Company Contact:
Uranium Resources, Inc.
Don Ewigleben, 972-219-3330
President & Chief Executive Officer